Exhibit 10.1

iFRESH INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on January 17, 2019 by and between iFresh Inc. (the “Company”) and Long Yi (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

Recitals

A. The Company desires assurance of the association and services of Executive to retain Executive’s experience, skills, abilities, background, and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	Employment.

1.1 Title. Effective as of the Effective Date, Executive’s position shall be Chief Financial Officer, subject to the terms and conditions set forth in this Agreement.

1.2 Term. Executive’s employment pursuant to this Agreement shall be at will; either party may terminate this Agreement with or without cause upon one weeks’ prior notice. Executive’s employment pursuant to this Agreement shall begin on January 17, 2019 (the “Effective Date”).

1.3 Duties. Executive shall have the customary powers, responsibilities and authorities of chief financial officers of corporations of the size, type, and nature of the Company, as it exists from time to time, including but not limited to those duties listed in Exhibit A. Executive shall report to the Company’s Chief Executive Officer.

1.4 Governing Agreement. The employment relationship between the Parties shall be governed by this Agreement

2.	Loyalty; Noncompetition; Nonsolicitation.

2.1 Loyalty. During Executive’s employment by the Company, Executive shall devote substantially all her business time to the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, except as otherwise agreed to in writing, Executive shall have the right to perform such incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations, and (d) his service on the board of directors (or comparable body) of any third-party corporate entity that is not a Competitive Entity (as defined in Section 2.3), so long as these activities do not materially interfere with Executive’s duties hereunder and, with respect to (d), Executive obtains prior Company consent, which consent will not be unreasonably withheld.

2.2 Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume, or participate in, directly or indirectly, any position or investment known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions or as a passive investment of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Covenant not to Compete. During the Term and for a period of three (3) months thereafter (the “Restricted Period”), Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of retail Asian supermarkets (a “Competitive Entity”), except with the prior written consent of the Company.

2.4 Nonsolicitation. During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.5 Acknowledgements. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the non-solicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the non-solicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3.	Compensation of the Executive.

3.1 Base Salary. The Company shall not be obligated to pay Executive a base salary.

3.2 Bonuses. At the sole discretion of the Board of Directors of the Company (the “Board”) or the compensation committee of the Board (the “Compensation Committee”), Executive shall be eligible to receive an annual compensation of an aggregate 200,000 unrestricted shares of the Company’s Common Stock (the “Shares”) in total. Executive shall receive 30,000 Shares upon execution of this Agreement, 20,000 Shares upon filing of a proxy statement in connection with a potential acquisition, 100,000 Shares upon closing of the potential acquisition and 50,000 Shares upon closing of the potential disposition of the Company’s certain non-performing assets.

3.3 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than 90 days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

3.4 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5 Benefits. The Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including medical, dental, vision, disability and life insurance programs that may be in effect from time to time and made available to the Company’s senior management employees, subject to the terms and conditions of those benefit plans.

3.6 Holidays and Vacation. Executive shall receive 5 days of paid vacation per year, which cannot be taken in one increment, but which shall accrue if not used in any year, and be paid to Executive or carried forward to subsequent years consistent with Company policy. In addition to such paid vacation, Executive shall receive all paid Company holidays in accordance with Company policy.

4.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators, and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

5.	Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

iFresh, Inc.

Attn: Long Deng

2-39 54th Avenue

Long Island City, NY 11101

If to Executive:

Long Yi

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

6.	Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

7.	Integration.

This Agreement contains the complete, final, and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and termination thereof and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

8.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

9.	Waiver.

No term, covenant, or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition, or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition, or breach.

10.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

11.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.	Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

13.	Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

14.	Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in New York, New York conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then-current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. The arbitrator shall have the discretion to award attorneys fees to the party the arbitrator determines is the prevailing party in the arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

15.	Indemnification.

The Company shall defend and indemnify Executive in her capacity as an officer of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

16.	Trade Secrets Of Others.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

[signature page follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Company		Executive
iFRESH INC.		Long Yi

By:	/s/ Long Deng	Signed:	/s/ Long Yi
Name:	Long Deng
Title:	Chief Executive Officer	Dated:	01/17/2019

Dated:	01/17/2019

Exhibit A

Duties

1.	Train the Company’s internal accountants and bookkeepers;

2.	Adjust, inspect, and supervise Book closings;

3.	Consolidate quarterly and annual reports;

4.	Monitor the Company’s tax issues and communicate with CPA firms as necessary to resolve tax issues.

5.	Coordinate with independent auditors on quarterly reviews and annual audits, including (i) supervision of Company staff to prepare financial results, schedules, and documents associated with such audits or reviews; (ii) resolve complicated accounting issues that may arise during the review or audit; and (iii) ensure that all financials are properly presented in accordance with U.S. GAAP, as applicable;

6.	Supervise and direct the Company’s SEC filings, including annual and quarterly reports and financial reports. Supervise the 10-K and 10-Q preparation and filing process with auditors, General Counsel, and EDGAR;

7.	Prepare quarterly forecasts and yearly budgets;

8.	Perform financial analysis and capital forecast;

9.	Lead efforts to conduct capital raises, including coordination with investment banking firms, preparation of detailed projections, and business plans, and meet with and present to potential investors;

10.	Prepare presentations for investors, analysts, and shareholders regarding the financial and operational matters of the Company;

11.	Attend board meetings.